Exhibit 99.2

Wells Real Estate Fund IV, L.P. Fact Sheet	IV

DATA AS OF DECEMBER 31, 2005

PORTFOLIO SUMMARY

PROPERTIES OWNED	% LEASED AS OF 12/31/2005	PERCENT OWNED	ACQUISITION DATE	ACQUISITION PRICE*	DISPOSITION DATE	DISPOSITION PRICE	ALLOCATED NET SALE PROCEEDS
10407 Centurion Parkway North (Formerly known as the IBM Jacksonville Building)	81%	38%	6/8/92	$8,401,656	N/A	N/A	N/A
4400 Cox Road (Formerly known as the Reciprocal Group Building)	SOLD	43%	7/1/92	$4,689,106	6/21/05	$6,500,000	$2,699,439
Stockbridge Village I	SOLD	43%	4/4/91	$9,635,257	4/29/04	$12,179,487	$5,144,985
Village Overlook	SOLD	38%	9/14/92	$4,143,089	9/29/03	$5,300,000	$1,881,577
WEIGHTED AVERAGE	81%

*	The Acquisition Price does not include the upfront sales charge.

FUND FEATURES

OFFERING DATES	March 1991 – February 1992

PRICE PER UNIT	$ 10

A/B STRUCTURE	A’s – Cash available for operating distribution up to 10% Preferred B’s – Net loss until capital account reaches zero + No Operating Distributions

A/B RATIO AT CLOSE OF OFFERING	97% to 3%

AMOUNT RAISED	$ 13,614,652

Please note that figures in this fact sheet are subject to change as additional information becomes available related to a variety of factors, such as closing costs, prorations, and other adjustments.

Past performance is no guarantee of future results.

Portfolio Overview

Wells Fund IV is in the disposition-and-liquidation phase of its life cycle. We have sold three assets, with only one asset remaining in the Fund. Our focus on this property involves re-leasing and marketing efforts that we believe will result in a better sale price for our investors.

There has been significant activity in the Fund in 2005. After the close of the quarter, Apex Systems signed a lease amendment at 4400 Cox Road to take the remaining vacant space in the building, bringing the overall occupancy to 100%. This property was then sold on June 21, 2005. ADP expanded at 10407 Centurion Parkway North, and with some additional small tenant leases, the occupancy stands at 81%. Lastly, the General Partners completed a net sale proceeds distribution to limited partners in November 2005 totaling approximately $2,700,000 from the sales of Stockbridge Village I and 4400 Cox Road. We are now marketing the Centurion Parkway North asset for sale.

With only one property remaining in the Fund, the General Partners are currently reserving operating cash and a portion of net sale proceeds to fund the re-leasing costs anticipated for the remaining vacancy at 10407 Centurion Parkway North. We anticipate that operating distributions will continue to be reserved in the near term, as re-leasing occurs and the last asset is sold. Once the outcome of the property releasing and marketing efforts is known, the General Partners will evaluate if further distributions of net sale proceeds are appropriate.

We would like to highlight the Cumulative Performance Summary on the back page, which provides a high-level overview of the Fund’s overall performance to date.

Continued on reverse

Wells Real Estate Fund IV, L.P. Fact Sheet	IV

DATA AS OF DECEMBER 31, 2005

Property Summary

•	The leasing efforts at 10407 Centurion Parkway North continue. The building occupancy currently stands at approximately 81% (up from 61% in the first quarter). We continue to pursue leasing opportunities for the remaining vacant space, and we have retained a broker to market the asset for sale.

•	The 4400 Cox Road property was sold on June 21, 2005, with $2,699,439 in net sale proceeds allocated to Fund IV. Of these proceeds, $205,687 was required to fund operating costs for the Fund. The November 2005 distribution included approximately $1,947,811 of these proceeds. The remaining $545,940 is being reserved since there is only one property remaining in the Fund, and we anticipate funding capital expenditures at this property.

•	The Stockbridge Village I shopping center property was sold on April 29, 2004, and $5,144,985 in net sale proceeds has been allocated to Fund IV. Of these proceeds, $1,326,535 was used to fund re-leasing capital costs at 10407 Centurion Parkway North and 4400 Cox Road; $3,066,261 was distributed in November 2004; and the remaining proceeds of approximately $752,189 were included in the November 2005 distribution.

•	Village Overlook was sold in 2003, and $1,881,577 of the net sale proceeds was allocated to the Fund. We have used $320,836 to fund the Partnership’s pro-rata share of leasing costs and capital expenditures at 10407 Centurion Parkway North. The remaining net sale proceeds of $1,560,740 were distributed in November 2004.

CUMULATIVE PERFORMANCE SUMMARY(1)

	Par Value	Cumulative Operating Cash Flow Distributed	Cumulative Passive Losses(2)	Cumulative Net Sale Proceeds Distributed	Estimated Unit Value as of 12/31/05(3)
PER “A” UNIT	$10	$6.65	N/A	$5.38	$3.37
PER “B” UNIT	$10	$0.00	$6.60	$5.38	$3.37

(1)	These per-unit amounts represent estimates of the amounts attributable to the limited partners who have purchased their units directly from the Partnership in its initial public offering of units.
(2)	This estimated per-unit amount is calculated as the sum of the annual per-unit cumulative passive loss allocated to a Pure Class B unit, reduced for Gain on Sale per unit allocated to a Pure Class B Unit.
(3)	Please refer to the disclosure related to the estimated unit valuations contained in the 1/31/2006 Form 8-K for this partnership.

ANNUALIZED YIELD — PER “A” UNIT AT $10 OFFERING PRICE

	Q1	Q2	Q3	Q4	AVG YTD
2005	Reserved	Reserved	Reserved	Reserved	0.00%
2004	Reserved	Reserved	Reserved	Reserved	0.00%
2003	5.50%	Reserved	Reserved	Reserved	1.38%
2002	7.50%	7.00%	7.00%	6.00%	6.88%
2001	7.00%	7.25%	8.00%	8.00%	7.56%
2000	6.23%	Reserved	Reserved	Reserved	1.56%
1999	7.85%	8.00%	8.00%	8.01%	7.97%
1998	6.72%	7.51%	7.60%	7.49%	7.33%
1997	6.70%	7.37%	7.40%	7.36%	7.21%
1996	6.67%	6.37%	7.17%	6.98%	6.80%
1995	6.88%	7.12%	7.58%	6.74%	7.08%

TAX PASSIVE LOSSES — CLASS “B” PARTNERS

2005	2004	2003	2002	2001	2000
N/A	-32.00%*	-2.35%*	0.00%	0.00%	0.00%

*	Negative percentage due to income allocation.

For further information, please refer to Fund IV’s most recent

10-Q filing, which can be found on the Wells Web site at

www.wellsref.com.

6200 The Corners Parkway • Norcross, GA 30092-3365 • www.wellsref.com • 800-448-1010